VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN
STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 1995 AND 1994


                                                           1995         1994
ASSETS                                                 -----------  -----------

Cash                                                   $        46  $    64,762
Investments, at fair value (Notes 2, and Schedule I)
  Common stock of VICORP Restaurants, Inc.                 845,861    1,718,289
  Mutual fund securities                                10,014,688    7,424,277
  Guaranteed investment contracts                        5,063,226    5,253,121
  Short-term investments                                   137,908      367,894
  Real estate                                            2,259,000    2,108,000
  U.S. Treasury Notes                                      306,532        --
Notes receivable from participants (Note 3)              1,639,536    1,665,611
Contributions receivable (Note 4)
  Company                                                  345,784      750,942
  Participants                                              60,494       75,255
Interest and other receivables                               7,324        1,418
                                                        ----------   ----------

       Total assets                                     20,680,399   19,429,569
                                                        ----------   ----------

LIABILITIES

Refunds payable to participants                             12,145      126,695
Accrued expenses                                            14,097       19,982
                                                        ----------   ----------

       Total liabilities                                    26,242      146,677
                                                        ----------   ----------

PLAN EQUITY                                            $20,654,157  $19,282,892
                                                        ==========   ==========


  The accompanying notes and schedules are an integral part of the financial statements.




VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN
STATEMENTS OF PLAN INCOME AND CHANGES IN PLAN EQUITY


                                    Year Ended      Year Ended      Year Ended
                                   December 31,    December 31,    December 31,
                                       1995            1994            1993
                                   ------------    ------------    ------------

NET INVESTMENT INCOME
  Interest income                  $    466,108    $    428,117    $    477,321
  Dividend income                       604,559         461,571         478,599
  Rental income                         241,109         235,433         232,968
  Administrative expenses               (57,706)        (51,895)        (50,246)
                                    -----------     -----------     -----------

       Net investment income          1,254,070       1,073,226       1,138,642

NET REALIZED GAINS (LOSSES) (Note 7)
  Employer common stock                 (38,052)        (28,682)        (28,440)
  Other investments                     115,306         (20,938)        121,454

UNREALIZED APPRECIATION (DEPRECIATION)
  Employer common stock                (690,351)        (46,502)       (458,386)
  Other investments                   1,816,926        (539,991)        375,302

CONTRIBUTIONS RECEIVED OR ACCRUED (Note 4)
  Company                               345,784         750,942         848,761
  Participants                        2,366,991       2,758,090       2,604,110
  Rollovers                             118,448           2,904          27,175
                                     ----------      ----------      ----------

       Total additions                5,289,122       3,949,049       4,628,618
                                     ----------      ----------      ----------

WITHDRAWALS AND FORFEITURES (Note 5)
  Participant withdrawals             3,993,968       3,237,527       1,603,875
  Forfeitures redistributed             (76,111)        (59,113)        (35,165)
                                     ----------      ----------      ----------

       Total withdrawals              3,917,857       3,178,414       1,568,710
                                     ----------      ----------      ----------

NET INCREASE IN PLAN EQUITY           1,371,265         770,635       3,059,908
PLAN EQUITY AT BEGINNING OF YEAR     19,282,892      18,512,257      15,452,349
                                     ----------      ----------      ----------

PLAN EQUITY AT END OF YEAR          $20,654,157     $19,282,892     $18,512,257
                                     ==========      ==========      ==========


The accompanying notes and schedules are an integral part of the financial statements.



        VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN
                   NOTES TO FINANCIAL STATEMENTS


1. Description of Plan

   The VICORP Restaurants, Inc. Employees' Profit Sharing Plan
   (the "Plan"), was established October 1968, for the exclusive benefit of VICORP Restaurants, Inc. (the "Company" or
   "VICORP") employees and their beneficiaries. The Plan is a defined contribution plan covering all employees of the Company who are at least 21 years of age and have completed one year of service as defined in the Plan. The Plan is subject to the provisions of the Employee Retirement Income
   Security Act of 1974 ("ERISA"). Participants should refer to the Plan agreement for a more complete description of the Plan's provisions. It is administered by the Plan Managers and Plan Administrator, all appointed by the Company's Board of Directors. The Plan's assets are managed through a trust agreement with The Bank of Cherry Creek, (the "Trustee").
   Prior to January 1, 1994, Colorado National Bank was the
   Trustee. Certain administrative and accounting services of the Plan are provided by the Company at no cost. Benefits under the Plan are not guaranteed by the Pension Benefit Guarantee Corporation.

2. Summary of Significant Accounting Policies

   The financial statements of the Plan are presented on the accrual basis of accounting.

   Assets of the Plan are valued at fair values as of the end of the Plan year. Fair value is determined as follows:

      a. Investments in publicly traded stocks, bonds and mutual funds are valued based upon available market quotations as of the last business day of the Plan year.

      b. Investments in short-term cash equivalents are valued at cost, which approximates market value.

      c.  Guaranteed investment contracts, including the Fidelity
          Managed Income Portfolio, are valued at the original investment plus interest earned through the last day of the Plan year. Costs plus interest approximates market value.

      d. Real estate investments are valued at appraised value, as determined by independent appraisals performed from time to time and as adjusted by the Plan Managers when, in their judgment, material changes in value have occurred.

   Unrealized appreciation or depreciation is the difference between the fair value at the end of the current year and the cost of the investment, if acquired during the current Plan year, or the fair value at the beginning of the Plan year.

   Realized gain or loss on investments is the difference between the sales proceeds and the value at the beginning of the year of the Plan assets sold, or original cost if acquired and sold during the same Plan year.

   Benefits are recorded when paid.

   Certain reclassifications were made to the prior year financial statements to be consistent with the current year presentation.

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and changes in plan equity for each reporting period. Actual results could differ from those estimates.

3. Investment Programs

   Participants Contributions

   Effective April 1, 1989, participants were allowed to designate the investment of their contributions into various investment categories selected by the Plan Managers. They may change investment selections four times a year at the beginning of each calendar quarter. Participants may select either one or any combination of investment funds as long as at least 10% of each contribution is directed into each fund selected. Prior to June 2, 1994, the limitation on the contribution directed into any fund was 20%.

   The following summarizes the investment programs currently available to participants:

          The VICORP Restaurants, Inc. Common Stock Fund invests in VICORP Common Stock, which is publicly traded in the over-the-counter market and is quoted on the National Association of Securities Dealers,
      National Market System.

          The Guaranteed Investment Contract ("GIC") Fund invests in guaranteed investment contracts issued by banks and triple A rated insurance companies and the Fidelity Managed Income Portfolio ("Fidelity Portfolio").
      The Fidelity Portfolio is comprised of high quality fixed and variable rate investment contracts issued by insurance companies or banks; synthetic contracts, and units of a money market portfolio. The Fidelity Portfolio is managed by Fidelity Management Trust Company, a division of Fidelity Investments. The GIC Fund seeks protection of principal with a fixed rate of return over a specified time period, with both principal and interest guaranteed by the issuing institution.

          The Fidelity Magellan Fund is a publicly traded mutual fund that actively seeks capital appreciation by investing in common stocks and securities convertible into common stock. This fund is managed by Fidelity Management & Research Company.

          The Fidelity Puritan Fund is a publicly traded mutual fund that seeks to produce as much income as possible while preserving capital by investing in a broadly diversified portfolio of high yielding securities, including common stocks, preferred stocks and bonds and securities convertible into common stock. This fund is managed by Fidelity Management & Research Company.

          The Fidelity Equity-Income Fund is a publicly traded mutual fund that seeks to produce income by investing primarily in income-producing equity securities that also consider the potential for capital appreciation. This fund is managed by Fidelity Management & Research Company.

   The Plan Manager may add or delete investment categories at any time, as long as a diversified group of investment categories is available into which participants may invest.

   As of December 31, 1995, the number of participants in the above described investment programs was as follows:

                 VICORP Stock Fund              729
                 GIC Fund                     1,070
                 Fidelity Magellan Fund       1,047
                 Fidelity Puritan Fund          846
                 Fidelity Equity-Income Fund    774
                 Loan Fund (described below)    382

   The total number of participants in the above listing is greater than the total number of Plan participants because certain participants have elected more than one fund.

   Loans

   Participants may borrow from their vested account balances to the extent permitted by the Plan Manager and as provided under current regulatory guidelines. Loans are considered an investment choice for the participants borrowing funds from the Plan. Repayment is required through payroll deductions over a maximum period of 5 years unless the loan is used to purchase, construct or rehabilitate the participant's principal residence, in which case repayment must be made within 10 years. Loans must be repaid in full at the time of termination. The interest rate on loans is 1% above the prime rate at the date the loan is made. At December 31, 1995, interest rates on outstanding loans ranged from 7.0% to 11.5% with maturity dates ranging from March 12, 1996, to December 12, 2005.

   Company Contributions

   Company contributions are invested in real estate (see Note 8), mutual fund investments, U.S. Treasury Notes, and short-term temporary cash investments.

4. Contributions

   Eligible employees may elect to contribute, as a salary reduction, between 2% and 18% of their annual compensation, as defined in the Plan, with a maximum annual contribution of $9,240 in 1995, subject to certain limitations required by the Internal Revenue Service. Contributions made that are subsequently determined to exceed these limitations, together with income applicable to such amounts, are refunded to the affected participants at least annually. Changes in the level of contributions may be made once each calendar quarter. Additionally, a participant may voluntarily discontinue or resume contributions voluntarily suspended, on a quarterly basis.

   The Company's contribution, if any, is determined annually by the Board of Directors. In years in which VICORP is profitable, a Company contribution will be made equal to a minimum of 2% of the aggregate compensation of all participants in the Plan for that year, while they were participating. In no event will the Company's contribution exceed 15% of any participant's compensation during any Plan year during the time they participate in the Plan, nor will it exceed 15% of the aggregate compensation of all participants in the Plan for the year.

   The Company experienced a loss for the fiscal year ending 1995.
   However, at the request of VICORP management, the Board of Directors had agreed to make the Company contribution. The Plan was amended to provide for this contribution solely for the Plan beginning January 1, 1995. The individual contribution that the Company made for 1995 was 2% of the participants' annual compensation, up to $335 per participant. For the Company's fiscal year ending in 1994, a net loss was reported due to a restructuring charge to reduce the values of certain properties to be disposed of, and other related costs. Due to the unusual nature of this charge, the Board of Directors waived the requirement that the Company be profitable and authorized the 1994 contribution at a level equal to 2% of the participants' aggregate compensation.

   Forfeitures from terminated Plan participants who are not fully vested are reallocated to the accounts of active participants at the end of the Plan year as part of the Company's contribution.

5. Withdrawals, Distributions and Vesting

   Upon retirement, disability or termination of employment, participants' contributions and their vested Employer Fund account balances are available for distribution in a lump sum in the calendar quarter following the quarter in which their termination occurred or in monthly installments. All investments of a terminating participant will be converted to cash for purposes of distribution. The nonvested portion of former participants' accounts are included in forfeitures and allocated to active participants at the end of the Plan year in which the distribution occurred. Obligations for distributions to participants who terminated from the Plan prior to December 31, 1995, and 1994:

                                             December 31
                                      -------------------------
                                          1995          1994
                                      -----------  ------------
          VICORP Stock Fund           $   217,044   $   417,159
          GIC Fund                      1,326,283     1,427,822
          Fidelity Magellan Fund        1,463,917       630,964
          Fidelity Puritan Fund           509,090       366,998
          Fidelity Equity-Income Fund     463,090       264,016
          Employer Fund                 1,236,028       867,292
                                      -----------   -----------
                                      $ 5,215,452   $ 3,974,251
                                      ===========   ===========

   Of the above amounts, distributions amounting to $184,090 were requested by terminated participants prior to December
   31, 1995, but paid subsequent to year end. The above obligations are shown as a component of net assets in the accompanying financial statements.

   Participants are always 100% vested in their employee accounts. Years of service determine vesting amounts in the Employer Fund account balance. The Plan's vesting schedule is as follows:

                                         Percentage of
                                       Company Contributions
           Years of Service           Account Which is Vested
           ----------------           -----------------------
           Fewer than 2                         0
           2 or more but fewer than 3          20
           3 or more but fewer than 4          40
           4 or more but fewer than 5          60
           5 or more but fewer than 6          80
           6 or more                          100

   In-service withdrawals are limited to hardship withdrawals and participant loans. Hardship withdrawals are taken from the participant's employee contribution account. Hardship withdrawals are permitted only if the participant has an immediate and heavy financial need, as defined, and has no other resources available to meet that need. If a participant qualifies for and receives a hardship withdrawal, contributions must be suspended for 12 months from the date of the hardship distribution, and the maximum contribution the participant may make the year following the year of distribution must be reduced by the amount contributed in the year of the withdrawal.

   Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

6. Tax Status

   A favorable determination letter dated April 10, 1992, has been received by the Plan from the Internal Revenue Service ("IRS") indicating the Plan qualifies under Section 401(a) of the Internal Revenue Code (the "Code") and is exempt from federal income tax under Section 501(a) of the Code. The
   Plan has been amended since receiving the determination letter and a new determination letter request is now pending with the IRS. However, the Plan administrator believes that the Plan is designed and is being currently operated in compliance with the applicable requirements of the Code.

   Under the provisions of the Plan, participants may elect to defer their compensation from a minimum of 2% to a maximum of 18% (subject to certain limitations under the Code and the Plan) as their employee contributions to the Plan. Amounts so deferred, along with amounts contributed by the employer and earnings on all contributions, are not taxable to participants until distributed to them from the Plan.

7. Realized Gain (Loss) on Investments

                                     Employer       Other
                                    Securities    Securities      Total
                                    ----------   ------------  ------------
      Year ended December 31, 1993
         Aggregate proceeds         $ 184,008    $ 2,225,086   $ 2,409,094
         Aggregate cost               212,448      2,103,632     2,316,080
                                    ----------   ------------  ------------
          Net realized gain (loss)  $ (28,440)   $   121,454   $    93,014
                                    ==========   ============  ============

      Year ended December 31, 1994
         Aggregate proceeds         $ 234,081    $   519,699   $   753,780
         Aggregate cost               262,763        540,637       803,400
                                    ----------   ------------  ------------
          Net realized gain (loss)  $ (28,682)   $   (20,938)  $   (49,620)
                                    ==========   ============  ============

      Year ended December 31, 1995
         Aggregate proceeds         $ 170,510    $   809,000   $   979,510
         Aggregate cost               208,562        693,694       902,256
                                    ----------   ------------  ------------
          Net realized gain (loss)  $ (38,052)   $   115,306   $    77,254
                                    ==========   ============  ============

   Cost represents the fair market value at the beginning of the Plan year of investments sold or original cost for investments bought and sold during the same Plan year.

8. Party-In-Interest Investments

   As of December 31, 1995, the Plan held party-in-interest investments consisting of 86,755 shares of VICORP common stock and real estate for three restaurants operated by the Company, or franchisees of the Company, under the Company's trade names Village Inn, Bakers Square or Angel's Diner, all of which are leased to the Company. The restaurant interests are as follows:

      . An undivided interest in the property and rents of 790 West
        Higgins Road, Hoffman Estates, Illinois, leased until February
        14, 1999.

      . An undivided interest in the property and rents of 203 North
        Fourth Street, Sterling, Colorado, leased until February 13, 1999.

      . An undivided interest in the property and rents of 1440 South
        Country Club Drive, Mesa, Arizona, leased until February 14, 1999.



VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN     SCHEDULE I
STATEMENT OF INVESTMENTS HELD
AS OF DECEMBER 31, 1995

                                        Number of
                                        Shares or                  Market       Market
                                        Principal                   Value        Value
                                          Value *     Cost        of Issue     Per Unit
                                        --------- ------------  ------------   --------

Common Stock of VICORP Restaurants,Inc.   86,755  $  1,536,212  $    845,861   $   9.75
                                                  ------------  ------------
Mutual Fund Securities
 Fidelity Magellan Fund                   58,144     4,028,885     4,999,258      85.98
 Fidelity Puritan Fund                   120,958     1,815,188     2,057,493      17.01
 Fidelity Equity-Income Fund              51,410     1,613,387     1,949,997      37.93
 Brandywine Funds                         14,309       336,265       401,800      28.08
 SEI Capital Appreciation Portfolio       13,159       193,121       208,047      15.81
 Sogen                                    16,196       367,321       398,093      24.58
                                                  ------------  ------------
      Total Mutual Fund Securities                   8,354,167    10,014,688
                                                  ------------  ------------
Guaranteed Investment Contracts
 Fidelity Management Trust Company     5,063,226     5,063,226     5,063,226        N/A
                                                  ------------  ------------
      Total Guaranteed Investment Contracts          5,063,226     5,063,226
                                                  ------------  ------------
Short-term Investments
 SEI Cash Plus Prime Obligation Fund     137,908       137,908       137,908        N/A
                                                  ------------  ------------
U.S. Government Securities
 U.S. Treasury Notes, 6.5%,
  September 30, 1996                       1,000        99,953       100,875     100.88
 U.S. Treasury Notes, 6.625%,
  March 31, 1997                           1,000        99,830       101,688     101.69
 U.S. Treasury Notes, 7.25%,
  February 15, 1998                        1,000       101,344       103,969     103.97
                                                  ------------  ------------
      Total U.S. Government Securities                 301,127       306,532
                                                  ------------  ------------
Real Estate                                          2,108,000     2,259,000        N/A
                                                  ------------  ------------
Notes Receivable from Participants
 (Interest rates ranging from 7.0%
  to 11.5%)                                          1,639,536     1,639,536
                                                  ------------  ------------
Cash held by The Bank of Cherry Creek                       46            46
                                                  ------------  ------------

TOTAL INVESTMENTS                                 $ 19,140,222  $ 20,266,797
                                                  ============  ============

* Rounded to the nearest whole share.




VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN            SCHEDULE II
ALLOCATION OF PLAN ASSETS AND LIABILITIES TO INVESTMENT PROGRAMS
AS OF DECEMBER 31, 1995

                                           Fidelity   Fidelity    Fidelity
                                  VICORP   Magellan    Puritan     Equity-      GIC        Loan        Employer
                                Stock Fund   Fund       Fund      Income Fund   Fund       Fund          Fund       Total
                               ---------------------------------------------------------------------------------------------
ASSETS

Cash                           $       1   $          $        1  $            $          $           $       44 $        46
Investments
 Common Stock of VICORP
  Restaurants, Inc.              845,861                                                                             845,861
 Mutual Fund Securities                     4,555,245  1,657,554   1,534,489                           2,267,400  10,014,688
 Guaranteed Investment Contracts                                                5,063,226                          5,063,226
 Short-term Investments           36,205       19,571     14,950      15,548       21,363                 30,271     137,908
 Real Estate                                                                                           2,259,000   2,259,000
 U.S. Treasury Notes                                                                                     306,532     306,532
Notes receivable from participants                                                         1,639,536               1,639,536
Contributions receivable
 Company                                                                                                 345,784     345,784
 Participants                      7,639       19,798      8,499       7,902       16,656                             60,494
Interest and other receivables       149          448        175         151           96                  6,305       7,324
                               ---------------------------------------------------------------------------------------------
      Total assets               889,855    4,595,062  1,681,179   1,558,090    5,101,341  1,639,536   5,215,336  20,680,399
                               ---------------------------------------------------------------------------------------------

LIABILITIES

Refunds payable to participants      160        7,451      1,672       2,277          585                             12,145
Accrued expenses                                                                                          14,097      14,097
                               ---------------------------------------------------------------------------------------------
      Total liabilities              160        7,451      1,672       2,277          585                 14,097      26,242
                               ---------------------------------------------------------------------------------------------
PLAN EQUITY                    $ 889,695   $4,587,611 $1,679,507  $1,555,813   $5,100,756 $1,639,536  $5,201,239 $20,654,157
                               =============================================================================================

VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN            SCHEDULE II
ALLOCATION OF PLAN ASSETS AND LIABILITIES TO INVESTMENT PROGRAMS
AS OF DECEMBER 31, 1994

                                           Fidelity   Fidelity   Fidelity
                                  VICORP   Magellan   Puritan     Equity-        GIC        Loan        Employer
                                Stock Fund   Fund      Fund      Income Fund     Fund       Fund          Fund     Total
                               ---------------------------------------------------------------------------------------------
ASSETS

Cash                           $      613  $    1,742 $   25,410  $            $    1,427 $           $   35,570 $    64,762
Investments
 Common Stock of VICORP
  Restaurants, Inc.             1,718,289                                                                          1,718,289

 Mutual Fund Securities                     3,096,677  1,304,976   1,033,694                           1,988,930   7,424,277
 Guaranteed Investment Contracts                                                5,253,121                          5,253,121
 Short-term Investments            89,417      64,367     20,861     133,375       44,645                 15,229     367,894
 Real Estate                                                                                           2,108,000   2,108,000

Notes receivable from participants                                                         1,665,611               1,665,611
Contributions receivable
 Company                                                                                                 750,942     750,942
 Participants                      12,789      22,570      9,643       9,384       20,869                             75,255
Interest and other receivables        363         204        171         435          204                     41       1,418
                               ---------------------------------------------------------------------------------------------
      Total assets              1,821,471   3,185,560  1,361,061   1,176,888    5,320,266  1,665,611   4,898,712  19,429,569
                               ---------------------------------------------------------------------------------------------
LIABILITIES

Refunds payable to participants     3,638       7,265     12,670      15,653       24,351                 63,118     126,695
Accrued expenses                       25          99         49          49           25                 19,735      19,982
                               ---------------------------------------------------------------------------------------------
      Total liabilities             3,663       7,364     12,719      15,702       24,376                 82,853     146,677
                               ---------------------------------------------------------------------------------------------
PLAN EQUITY                    $1,817,808  $3,178,196 $1,348,342  $1,161,186   $5,295,890 $1,665,611  $4,815,859 $19,282,892
                               =============================================================================================


VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN           SCHEDULE III
ALLOCATION OF PLAN INCOME AND CHANGES IN PLAN EQUITY TO INVESTMENT PROGRAMS
AS OF DECEMBER 31, 1995

                                            Fidelity   Fidelity    Fidelity
                                  VICORP    Magellan   Puritan      Equity-       GIC       Loan        Employer
                                 Stock Fund   Fund      Fund       Income Fund    Fund      Fund         Fund         Total
                                ---------------------------------------------------------------------------------------------
Net Investment Income           $    2,487  $  263,649 $   89,169  $   89,658   $  306,099 $  122,948  $  380,060 $ 1,254,070

Net Realized Gains (Losses)
 Employer common stock             (38,052)                                                                           (38,052)
 Other investments                              40,301     19,357      18,387                              37,261     115,306

Unrealized Appreciation (Depreciation)
 Employer common stock            (690,351)                                                                          (690,351)
 Other investments                             871,324    190,579     257,408                             497,615   1,816,926

Contributions Received or Accrued
 Company                                                                                                  345,784     345,784
 Participants                      343,855     756,841    340,608     304,843      620,844                          2,366,991
 Rollovers                                                 35,748      16,017       66,683                            118,448
                                ---------------------------------------------------------------------------------------------
      Total additions             (382,061)  1,932,115    675,461     686,313      993,626    122,948   1,260,720   5,289,122
                                ---------------------------------------------------------------------------------------------
Withdrawals and Forfeitures
 Participant withdrawals           393,765     721,547    284,429     302,498      937,274    404,165     950,290   3,993,968
 Forfeitures redistributed                                                                                (76,111)    (76,111)
                                ---------------------------------------------------------------------------------------------
      Total withdrawals            393,765     721,547    284,429     302,498      937,274    404,165     874,179   3,917,857
                                ---------------------------------------------------------------------------------------------
Transfer between Funds            (152,287)    198,847    (59,867)     10,812     (251,486)   255,142      (1,161)
                                ---------------------------------------------------------------------------------------------
Net Increase in Plan Equity       (928,113)  1,409,415    331,165     394,627     (195,134)   (26,075)    385,380   1,371,265
Plan Equity at Beginning of Year 1,817,808   3,178,196  1,348,342   1,161,186    5,295,890  1,665,611   4,815,859  19,282,892
                                ---------------------------------------------------------------------------------------------
PLAN EQUITY AT END OF YEAR      $  889,695  $4,587,611 $1,679,507  $1,555,813   $5,100,756 $1,639,536  $5,201,239 $20,654,157
                                =============================================================================================

VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN           SCHEDULE III
ALLOCATION OF PLAN INCOME AND CHANGES IN PLAN EQUITY TO INVESTMENT PROGRAMS
AS OF DECEMBER 31, 1994

                                            Fidelity   Fidelity    Fidelity
                                  VICORP    Magellan   Puritan     Equity-        GIC       Loan        Employer
                                 Stock Fund   Fund      Fund       Income Fund    Fund      Fund         Fund        Total
                                ---------------------------------------------------------------------------------------------
Net Investment Income           $    3,078  $  118,546 $  106,376  $   99,264   $  304,456 $  112,719  $  328,787 $ 1,073,226

Net Realized Gains (Losses)
 Employer common stock             (28,682)                                                                           (28,682)
 Other investments                              (1,749)      (243)       (628)                            (18,318)    (20,938)

Unrealized Appreciation (Depreciation)
 Employer common stock             (46,502)                                                                           (46,502)
Other investments                             (166,608)   (80,925)    (91,563)                           (200,895)   (539,991)

Contributions Received or Accrued
 Company                                                                                                  750,942     750,942
 Participants                      470,444     716,465    356,572     315,540      899,069                          2,758,090
 Rollovers                                         452        325         925        1,202                              2,904
                                ---------------------------------------------------------------------------------------------
      Total additions              398,338     667,106    382,105     323,538    1,204,727    112,719     860,516   3,949,049
                                ---------------------------------------------------------------------------------------------
Withdrawals and Forfeitures
 Participant withdrawals           407,446     385,359    190,349     157,369      990,323    320,329     786,352   3,237,527
 Forfeitures redistributed                                                                                (59,113)    (59,113)
                                ---------------------------------------------------------------------------------------------
      Total withdrawals            407,446     385,359    190,349     157,369      990,323    320,329     727,239   3,178,414
                                ---------------------------------------------------------------------------------------------
Transfer between Funds               5,535     162,733     88,014     154,114     (683,742)   278,083      (4,737)
                                ---------------------------------------------------------------------------------------------
Net Increase in Plan Equity         (3,573)    444,480    279,770     320,283     (469,338)    70,473     128,540     770,635
Plan Equity at Beginning of Year 1,821,381   2,733,716  1,068,572     840,903    5,765,228  1,595,138   4,687,319  18,512,257
                                ---------------------------------------------------------------------------------------------
PLAN EQUITY AT END OF YEAR      $1,817,808  $3,178,196 $1,348,342  $1,161,186   $5,295,890 $1,665,611  $4,815,859 $19,282,892
                                =============================================================================================

VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN           SCHEDULE III
ALLOCATION OF PLAN INCOME AND CHANGES IN PLAN EQUITY TO INVESTMENT PROGRAMS
AS OF DECEMBER 31, 1993

                                            Fidelity   Fidelity    Fidelity
                                  VICORP    Magellan   Puritan      Equity-       GIC       Loan        Employer
                                 Stock Fund   Fund       Fund      Income Fund    Fund      Fund          Fund       Total
                                ---------------------------------------------------------------------------------------------
Net Investment Income           $      626  $  248,228 $  121,671  $   28,010   $  373,377 $  101,547  $  265,183 $ 1,138,642

Net Realized Gains (Losses)
 Employer common stock             (28,440)                                                                           (28,440)
 Other investments                              19,703      3,393       6,324                              92,034     121,454

Unrealized Appreciation (Depreciation)
 Employer common stock            (458,386)                                                                          (458,386)
 Other investments                             238,576     45,580      91,138                                   8     375,302

Contributions Received or Accrued
 Company                                                                                                  848,761     848,761
 Participants                      544,088     537,379    257,265     214,223    1,051,155                          2,604,110
 Rollovers                           8,238      11,064      2,175       4,350        1,348                             27,175
                                ---------------------------------------------------------------------------------------------
      Total additions               66,126   1,054,950    430,084     344,045    1,425,880    101,547   1,205,986   4,628,618
                                ---------------------------------------------------------------------------------------------
Withdrawals and Forfeitures
 Participant withdrawals           280,940     187,714     80,702      56,001      462,401    122,915     413,202   1,603,875
 Forfeitures redistributed                                                                                (35,165)    (35,165)
                                ---------------------------------------------------------------------------------------------
      Total withdrawals            280,940     187,714     80,702      56,001      462,401    122,915     378,037   1,568,710
                                ---------------------------------------------------------------------------------------------
Transfer between Funds             (17,094)    (32,958)      (302)     49,525     (405,838)   407,292        (625)
                                ---------------------------------------------------------------------------------------------
Net Increase in Plan Equity       (231,908)    834,278    349,080     337,569      557,641    385,924     827,324   3,059,908
Plan Equity at Beginning of Year 2,053,289   1,899,438    719,492     503,334    5,207,587  1,209,214   3,859,995  15,452,349
                                ---------------------------------------------------------------------------------------------
PLAN EQUITY AT END OF YEAR      $1,821,381  $2,733,716 $1,068,572  $  840,903   $5,765,228 $1,595,138  $4,687,319 $18,512,257
                                =============================================================================================


VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN            SCHEDULE IV
REPORTABLE TRANSACTIONS IN EXCESS OF 5% OF PLAN ASSETS
FOR THE YEAR ENDED DECEMBER 31, 1995


                                                                                    Expenses
                                                                                    Incurred    Cost Basis
Identity of         Description                     Number of  Purchase   Selling    with       at Date of     Net Gain
Party Involved      of Transaction                   Shares     Price      Price   Transaction  Transaction     (Loss)
- -----------------------------------------------------------------------------------------------------------------------
The Bank of
Cherry Creek   Four hundred twenty-five purchases -   4,825,859 $4,825,859  -          -       $4,825,859     -
               SEI Cash Plus Prime Obligation Fund

The Bank of
Cherry Creek   Three hundred forty-five sales -       5,055,844  -          5,055,844  -        5,055,844     -
               SEI Cash Plus Prime Obligation Fund




            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Plan Administrator and Plan Participants of VICORP Restaurants, Inc. Employees' Profit Sharing Plan:


We have audited the accompanying statements of financial condition including the Statement of Investments Held (Schedule I) of the VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN (the "Plan") as of December 31, 1995 and 1994, and the related statements of Plan income and changes in Plan equity for each of the three years in the period ended December 31, 1995. These financial statements and the schedules referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 1995 and 1994 and the Plan income and changes in Plan equity for the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of the Allocation of Plan Assets and Liabilities to Investment Programs as of December 31, 1995 and 1994 (Schedule II), the Allocation of Plan Income and Changes in Plan Equity to Investment Programs (Schedule III) for each of the three years in the period ended December 31, 1995 and Reportable Transactions in Excess of 5% of Plan Assets for the year ended
December 31, 1995 (Schedule IV), are presented for purposes of complying with the regulations of the Securities and Exchange Commission and the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                        ARTHUR ANDERSEN LLP


Denver, Colorado,
  April 15, 1996.